                                                                    EXHIBIT 11.1

          STATEMENT REGARDING COMPUTATION OF NET INCOME PER SHARE (1)

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                              YEAR ENDED MARCH 31,
                                                                                              --------------------
                                                                                                1996       1995
                                                                                              ---------  ---------
Net income..................................................................................  $   2,878  $     374
                                                                                              ---------  ---------
                                                                                              ---------  ---------
Weighted average shares outstanding:
  Common stock..............................................................................      5,933      2,190
  Common stock issuable upon exercise of stock options......................................        505        762
  Convertible Preferred Stock (2)...........................................................      3,506      5,837
  Common stock issuable upon exercise of stock options granted subsequent to March 31, 1994
   through November 6, 1995 (2).............................................................        536        893
Warrants....................................................................................         22         36
                                                                                              ---------  ---------
Weighted average common shares and equivalents..............................................     10,502      9,718
                                                                                              ---------  ---------
Net income per share........................................................................  $     .27  $     .04
                                                                                              ---------  ---------
                                                                                              ---------  ---------

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(1) This  exhibit  should  be  read  in conjunction  with  Note  1  of  Notes to
    Consolidated Financial Statements.

(2) Stock options granted (using the treasury stock method and the initial public offering price of $17 per share) and Convertible Preferred Stock (using the if-converted method) have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented.